ASSET PURCHASE AGREEMENT

                                     between

                        COMMUNICATIONS INSTRUMENTS, INC.
                                    ("Buyer")

                                       and

                       CORNELL-DUBILIER ELECTRONICS, INC.
                                   ("Seller")

                                  July 24, 1998



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                               TABLE OF CONTENTS

                                                                          Page
ARTICLE 1 - SALE AND PURCHASE OF ASSETS.....................................1
         Section 1.1.      Agreement to Sell Assets.........................1
         Section 1.2.      Excluded Assets..................................3
         Section 1.3.      Total Consideration..............................3
         Section 1.4.      Purchase Price, Purchase Price Adjustment........3
         Section 1.5.      Assumption of Certain Liabilities; Other
                           Liabilities Not Assumed..........................4
         Section 1.6.      Transfer of Title................................6
         Section 1.7.      Allocation of Consideration......................6

ARTICLE 2 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.............6
         Section 2.1.      Organization and Standing........................7
         Section 2.2.      Financial Statements.............................7
         Section 2.3.      Absence of Undisclosed Liabilities, Accounts
                           Payable..........................................7
         Section 2.4.      Taxes............................................7
         Section 2.5.      Absence of Certain Changes or Events.............8
         Section 2.6.      Employee Relations...............................8
         Section 2.7.      Employee Benefit Plans...........................9
         Section 2.8.      Owned and Leased Personal Property;
                           Real Property....................................9
         Section 2.9.      Litigation......................................10
         Section 2.10.     No Conflict with Other Instruments or
                           Proceedings.....................................10
         Section 2.11.     Authorization and Enforceability; Power of
                           Attorney........................................10
         Section 2.12.     Ownership of Assets.............................11
         Section 2.13.     Material Contracts; Terms of Sale...............11
         Section 2.14.     Intellectual Property.  ........................11
         Section 2.15.     Environmental Matters...........................12
         Section 2.16.     Brokers' Fees...................................13
         Section 2.17.     Customers and Suppliers.........................13
         Section 2.18.     Product Liabilities and Warranties..............13
         Section 2.19.     Permits and Licenses............................13
         Section 2.20.     Compliance with Law and Other Regulations.......14
         Section 2.21.     Seller Relationships, Intercompany Agreements
                           and Transactions................................14
         Section 2.22.     Customs or Port-of-Entry Registrations..........14
         Section 2.23.     Accuracy of Statements..........................15
         Section 2.24.     Representatives, Distributors and Sales Agents..15

ARTICLE 3 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.............15
         Section 3.1.      Organization and Standing of Buyer..............15
         Section 3.2.      Authorization and Enforceability................15
         Section 3.3.      Brokers' Fees...................................16
         Section 3.4.      No Conflict with Other Instruments or
                           Proceedings.....................................16
         Section 3.5.      Accuracy of Statements..........................16


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ARTICLE 4 - CLOSING........................................................16
         Section 4.1.      Closing.........................................16
         Section 4.2.      Closing Obligations of Seller...................16
         Section 4.3.      Closing Obligations of Buyer....................17
         Section 4.4.      Obligations of Final Delivery Date..............17
         Section 4.5.      Further Documents or Necessary Action...........17

ARTICLE 5 - COVENANTS......................................................18
         Section 5.1.      Conduct of Business.............................18
         Section 5.2.      Access..........................................18
         Section 5.3.      Sales and Miscellaneous Taxes...................19
         Section 5.4.      Investigation by Buyer..........................19
         Section 5.5.      Seller Assistance...............................19
         Section 5.6.      Employees and Employee Benefit Plans............19
         Section 5.7.      Notice to Vendors and Customers.................20
         Section 5.8.      Post-Closing Operations.........................20
         Section 5.9.      Delivery of Property Received After Closing.....22
         Section 5.10.     Competition.....................................22
         Section 5.11.     Confidentiality.................................23
         Section 5.12.     Sales Representatives...........................24
         Section 5.13.     Slow Moving Inventory...........................24
         Section 5.14.     License of "Cornell-Dubilier" Name and Logo.....24
         Section 5.15.     Sales Representative Commissions................25

ARTICLE 6 - CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER...................25
         Section 6.1.      Representations and Warranties True at Closing;
                           Investigation...................................25
         Section 6.2.      Performance.....................................25
         Section 6.3.      Seller's Certificate............................25
         Section 6.4.      No Adverse Changes..............................25
         Section 6.5.      Litigation......................................25
         Section 6.6.      Opinion of Counsel for Seller...................26
         Section 6.7.      Necessary Consents; Notices.....................26
         Section 6.8.      Board Approval..................................26
         Section 6.9.      Financing.......................................26
         Section 6.10.     Employment Agreements...........................26
         Section 6.11.     Proceedings Satisfactory........................26
         Section 6.12.     Failure of Conditions...........................26

ARTICLE 7 - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..................27
         Section 7.1.      Representations and Warranties True at Closing..27
         Section 7.2.      Performance.....................................27
         Section 7.3.      Certificate of Buyer............................27

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         Section 7.4.      Litigation......................................27
         Section 7.5.      Proceedings Satisfactory........................27
         Section 7.6.      Board Approval..................................27
         Section 7.7.      Opinion of Counsel for Buyer....................28
         Section 7.8       Failure of Conditions...........................28

ARTICLE 8 - INDEMNIFICATION................................................28
         Section 8.1.      Indemnification by Seller.......................28
         Section 8.2.      Indemnification by Buyer........................29
         Section 8.3.      Environmental Liabilities.......................30
         Section 8.4.      Limitations on Indemnification..................30
         Section 8.5.      Third Party Claims..............................30
         Section 8.6.      Claims by Indemnified Party.....................32

ARTICLE 9 - TERMINATION....................................................32
         Section 9.1.      Termination by Mutual Consent...................32
         Section 9.2.      Termination Based Upon Failure of Conditions....32

ARTICLE 10 - GENERAL.......................................................32
         Section 10.1.     Risk of Loss....................................32
         Section 10.2.     Application/Survival of Representations,
                           Warranties and Covenants........................32
         Section 10.3.     Binding Effect; Benefits; Assignment............32
         Section 10.4.     Knowledge; Definition of "Ordinary and Usual
                           Course".........................................33
         Section 10.5.     Notices.........................................33
         Section 10.6.     Counterparts....................................34
         Section 10.7.     Expenses........................................34
         Section 10.8.     Entire Agreement................................34
         Section 10.9.     Amendment and Waiver............................34
         Section 10.10.    Severability....................................35
         Section 10.11.    Headings........................................35
         Section 10.12.    Governing Law...................................35
         Section 10.13.    Choice of Forum, Venue, and Consent to
                           Jurisdiction....................................35


EXHIBITS
Exhibit A    Equipment and Other Tangible Personal Property
Exhibit B    Contracts, Agreements, Leases and Commitments
Exhibit C    Trademarks, Trade Names, Service Marks, Logos and Patents
Exhibit D    Transferable Permits and Licenses
Exhibit E    Allocation of Purchase Price to Particular Assets
Exhibit F    Deposit Agreement
Exhibit G    Seller's Certificate
Exhibit H    Opinion of Counsel for Seller
Exhibit I    Buyers' Certificate
Exhibit J    Opinion of Counsel for Buyer


DISCLOSURE SCHEDULES
--------------------
Schedule 1.5-1     Order Backlog
Schedule 1.5-2     Other Obligations Being Assumed by Buyer
Schedule 1.5-3     Express Product Warranties
Schedule 1.5-4     Purchase Orders to be Assumed by Buyer
Schedule 2.1       Foreign Qualifications
Schedule 2.2       Financial Statements
Schedule 2.3       Undisclosed Liabilities
Schedule 2.4       Unfiled Tax Returns
Schedule 2.5       Absence of Certain Changes
Schedule 2.6-1     Employee Relations
Schedule 2.6-2     Labor Actions
Schedule 2.6-3     Employee Manuals
Schedule 2.7       Employee Benefit Plans
Schedule 2.8       Leased Property
Schedule 2.8-1 Property Owned or Leased But Not in the Possession of the Seller or CD Mexico
Schedule 2.8-2     Assets Which Do Not Relate Exclusively to the Business
Schedule 2.9       Litigation, Claims and Governmental Action
Schedule 2.10      Conflicts with Other Instruments
Schedule 2.12      Liens and Encumbrances
Schedule 2.13      Material Contracts (Including List of Customers and
                   Suppliers)
Schedule 2.13-1    Terms and Conditions of Sale
Schedule 2.14      Intellectual Property
Schedule 2.15      Environmental Matters
Schedule 2.17      Customers and Supplies
Schedule 2.18      Product Liabilities and Warranties
Schedule 2.19      Permits and Licenses
Schedule 2.20      Compliance with Laws
Schedule 2.21      Seller Relationships
Schedule 2.22      Customs and Port of Entry Registrations
Schedule 2.24      Sales Representatives
Schedule 5.8 Description of Standard Man Hours for Completion of Work in Process

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of July 24, 1998, by and between COMMUNICATIONS INSTRUMENTS, INC., a North Carolina corporation ("Buyer"), and CORNELL-DUBILIER ELECTRONICS, INC. ("Seller"), a Delaware corporation.

                                P R E A M B L E

         A. Seller currently manufactures, directly or through its controlled subsidiary C. D. Electronics De Mexico, S.A. De C.V., a Mexican corporation ("CD Mexico"), and sells relays (hereinafter "the Relays"). Seller owns certain raw materials, equipment, fixtures, inventories and other assets used in the manufacture of the Relays, substantially all of which are located at CD Mexico in Mexicali, Mexico and sells same throughout the United States and elsewhere (the design, manufacturing, marketing, sale and distribution of Relays hereinafter referred to as the "Business" or the "Seller Business").

         B. Seller is also engaged in other business activities, including through manufacturing and sales activities at CD Mexico, and the Business is a small part of the overall business activities of Seller and CD Mexico.

         C. Buyer is willing to purchase, and Seller is willing to sell to Buyer, the assets of the Business, and Buyer is willing to assume certain specific liabilities of the Business described below, all upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                           SALE AND PURCHASE OF ASSETS

         Section 1.1. Agreement to Sell Assets. On the terms and subject to the conditions of this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to all of the assets and property of the Business (collectively, the "Purchased Assets") as follows:

                  (a) all machinery, equipment, tooling, dies, tools, jigs, moldings, presses, benches, furniture and fixtures, computer terminals, office equipment, vehicles, spare parts for the foregoing, and all other tangible personal property of Seller, wherever located, which relate exclusively to the Business, including without limitation those items listed on Exhibit A to this Agreement together with all express and implied warranties by the manufacturers or sellers thereof, and all maintenance records, brochures, catalogues and other documents relating thereto or to the installation or functioning thereof;


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

                  (b) all inventories (except Slow Moving Inventory as defined in Section 1.2(b)) of raw materials, parts, sub-assemblies, work-in-process, finished goods (including all inventories consigned to dealers, sales representatives, vendors and others, or in transit), materials and supplies, wherever located, which relate exclusively to the Business;

                  (c) all security and other deposits made by Seller, all credits due and owing to Seller, and all prepayments made to Seller by customers for orders which are not shipped before Closing (i.e.: back orders) which relate exclusively to the Business;

                  (d) all of Seller's right, title and interest in and to all contracts (including exclusive supply contracts), agreements, leases, licenses and commitments and any related security instruments or agreements, including without limitation those identified on Exhibit B to this Agreement, relating exclusively to the Business;

                  (e) all of the trademarks, trade names, service marks, and logos and applications therefore, relating exclusively to the Business and listed on Exhibit C, along with associated goodwill and all rights and interests of Seller therein, relating exclusively to the Business, all patents and patent applications listed on Exhibit C, along with associated goodwill and all rights and interests of Seller therein, relating exclusively to the Business, all know-how and trade secrets used or owned by Seller and relating exclusively to the Business, and all drawings, patterns, prints, test reports, engineering designs, assembly instructions, operations, and other technical data and documentation, and all know-how, trade secrets and other intellectual property not otherwise set forth owned by Seller and relating exclusively to the Business; provided, Seller is not selling and Buyer is not purchasing the name "Cornell-Dubilier" (the "Intellectual Property");

                  (f) all of the following, in tangible form or as computer data, relating exclusively to the Business: records, customer and supplier lists, pertinent payroll information and summary of relevant information of each employee, product information, product drawings, production documentation, material specifications, equipment lists, formulae, patterns, specifications, drawings, plans, reports, data, notes, correspondence, contracts, labels, catalogues, brochures, art work, photographs, advertising materials, showroom models and displays, marketing and production literature, files and other records and documents, including the books of account, ledgers and other financial records of Seller, but excluding Seller's corporate records and tax records;

                  (g) to the extent transferrable, all permits, licenses, orders, franchises and approvals maintained by Seller, relating exclusively to the Business, including without limitation those identified on Exhibit D to this Agreement;

                  (h) all choses in action, claims, causes or rights of action and intangible property rights of Seller relating exclusively to the Business, including without limitation restrictive covenants, confidentiality obligations and similar obligations of present and former employees;

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

                  (i) the goodwill of Seller relating exclusively to the Business.

         The Purchased Assets shall be transferred to Buyer free and clear of any and all claims, liens, security interests, encumbrances, charges, obligations and other restrictions, other than Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" shall mean liens for current taxes that are not yet due and payable.

         Section 1.2. Excluded Assets. Seller shall not sell and convey to Buyer, and Buyer shall not acquire any right or title to any of the following assets:

                  (a) All of Seller's cash, tax refunds, insurance claims, real estate leases, employee benefit plans, and accounts receivable of Seller's Business for goods actually shipped before the Closing Date.

                  (b) All Slow Moving Inventory (which will be sold to Buyer pursuant to Section 5.13). "Slow Moving Inventory" means all inventory described in Section 1.1(b) which is not projected for use within two
         (2) years after the date of this Agreement.

                  (c) All of the Seller's right, title and interest in, to and under this Agreement.

         Section 1.3. Total Consideration. The total consideration to be paid by Buyer to Seller for the Purchased Assets and the covenants of Seller in this Agreement shall be as follows (the "Purchase Price"):

                  (a) Payment by Buyer of the "Purchase Price" (as defined in this Agreement);

                  (b) Assumption by Buyer of the Assumed Liabilities (as defined in this Agreement).

         Section 1.4. Purchase Price, Purchase Price Adjustment.

                  (a) The Purchase Price for all of the Purchased Assets shall equal the sum of (i) the original cost less all accumulated depreciation for those Purchased Assets under Section 1.1(a) (except for certain assets described in Exhibit A for which Buyer will pay the fair market value set forth thereon) plus (ii) the lesser of cost or fair market value for those Purchased Assets under Section 1.1 (b) (adjusted in the case of work in process to exclude all costs except raw materials), all according to United States generally accepted accounting principles, applied on a consistent basis with prior periods ("GAAP"), as of the Closing Date and established pursuant to Section
         1.4 (b) (the "Purchase Price").

                  (b) Buyer shall pay at the Closing Eight Hundred Ninety-One Thousand Six Hundred Sixty Dollars ($891,660.00), which is based on Exhibits A and E (the "Pre-Closing Value"). The difference between the Purchase Price and the Pre-Closing Value shall be paid

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

         by Seller or Buyer, as the case may be, within fifteen (15) days after the Purchase Price is established. Within fifteen (15) days after the Closing, Seller shall deliver to Buyer a balance sheet in accordance with GAAP setting forth its statement of the Purchase Price. Buyer may elect within fifteen (15) days thereafter to accept such Purchase Price provided by Seller, which shall then be deemed to be the Purchase Price, or to have Seller's financial records reviewed or audited, (as selected by Buyer). Such review or audit shall be performed within ninety (90) days after the Closing Date. If the Purchase Price established pursuant to such review or audit is more than five percent (5%) above or below the Purchase Price delivered by Seller, the Purchase Price for purposes of this Agreement shall be that established pursuant to such review or audit. Such review or audit shall be performed by Deloitte & Touche or another accounting firm acceptable to Seller and Buyer and shall be performed in accordance with GAAP. If the Purchase Price established pursuant to such review or audit is more than five percent (5%) below the Purchase Price delivered by Seller, Seller shall pay the costs and fees of the accounting firm (otherwise Buyer will pay those costs and fees). Seller and CD Mexico shall provide reasonable information to Buyer in connection with its review of the balance sheet delivered by Seller and its analysis of the Purchase Price delivered by Seller, and shall also provide reasonable assistance to the accounting firm in such time frame to enable the completion of the audit or review within such ninety (90) day period.

         All payments shall be by wire transfer of immediately available funds in accordance with wire transfer instructions.

         Section 1.5. Assumption of Certain Liabilities; Other Liabilities Not Assumed.

                  (a) Buyer assumes no liabilities or obligations of Seller, except as set forth in this Section 1.5.

                  (b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall assign and Buyer shall assume the following rights, liabilities and obligations of Seller ("the Assumed Liabilities"):

                           (i) Buyer will assume all rights and obligations of
                  Seller to deliver the order backlog of the Business at prices agreed to by Seller and its customers before Closing, said backlog to be specifically determined at Closing and to be identified in Schedule 1.5-1. It is understood by the parties that any invoices relating to the Business issued after the Closing Date shall be the property of Buyer to the extent they relate to the Business.

                           (ii) Buyer will assume all rights and liabilities and
                  obligations of Seller arising with respect to periods from and after the Closing Date under the contracts, agreements or understandings of Seller to the extent relating to the Business which Buyer has identified in Schedule 1.5-2.

                           (iii) Buyer will assume for a period of twenty (24)
                  months after the Closing Date all rights and obligations of Seller to honor all express product warranties given by Seller (except no product liability or tort claims are being assumed) on the Relays shipped by Seller prior to the Closing Date. The last Relays shipped before the Closing Date shall be identified by the last sequential date code or other identifying number for each product series and agreed to in writing thirty (30) days after the Closing Date. In addition, all of the Seller's express warranties given by Seller on the Relays are set forth in Schedule 1.5-3. Buyer does not, however, assume any liabilities or obligations for any incidental, consequential, special or punitive damages to anyone (including without limitation customers of Seller) arising out of or relating to such Relays. For each item returned to Buyer pursuant to Buyer's undertaking under this subparagraph 1.5(b)(iii), Buyer shall: (1) reasonably determine that the claimed defect is one covered by a warranty; (2) maintain a log of repairs and replacements; and
                  (3) notify Seller of said repairs and replacements. Without limiting Buyer's rights, Seller shall reimburse Buyer within thirty (30) days for the repairs and replacements performed by Buyer pursuant to this section at Buyer's then standard costs for said repairs or replacement of the item(s); provided, no reimbursement shall be required until the total costs for said repairs and replacements exceeds Ten Thousand Dollars ($10,000.00) in the aggregate (and then reimbursement shall apply for the full amount of all repairs and replacements starting from $0); and provided, further, that reimbursable repair costs will not exceed the list price (plus all reasonable shipping, insurance, duties and related actual out of pocket costs) at which an applicable replacement Relay is then sold by Buyer to its customers. To the extent repairs and replacements under this section exceed $50,000 in the aggregate, Seller may request that the parties shall discuss alternative methods for resolving the defects; provided, Buyer and its business must be protected from its obligations and liabilities and any resolution must not adversely effect Buyer's business activities or prospects.

                  (c) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall assume to the extent assignable, those vendor contracts and such other contractual obligations of Seller set forth on Schedule 1.5-4, excluding the payables for goods received by Seller pursuant to said vendor contracts as of and before the Closing Date; provided, Seller will pay according to the terms of such contracts for all such contracts existing at Closing and Buyer will reimburse Seller within ten (10) days after written notice from Seller (with information on the contract paid, to whom paid, and the amount paid).

                  (d) Notwithstanding anything in this subparagraph 1.5 to the contrary, Buyer does not assume any service contracts for the maintenance of Seller's equipment; agreements for the storage of any of Seller's assets; agreements to use any representatives, distributors, or other sales agents of Seller; or any other of Seller's obligations unless expressly identified in this Agreement and shown in a schedule attached hereto.


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

                  (e) Except for the liabilities expressly assumed in this
         Section 1.5, Buyer shall not assume or be obligated to pay, perform or discharge any liability, obligation, debt, charge or expense of Seller of any kind, description or character, whether accrued, absolute, contingent or otherwise, and whether or not disclosed to Buyer or otherwise. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume or be obligated to pay, perform or discharge (except as expressly set forth in this Section 1.5) any liability, obligation, debt, charge or expense of Seller, even if imposed upon Buyer as a successor to Seller, with respect to any action, suit, proceeding or claim arising out of or relating to any event occurring, or with respect to any cause of action arising, before the Closing Date, whether or not asserted before or after the Closing Date, including without limitation any such liability, obligation, debt, charge or expense related to: taxes; the hiring, employment or termination of employees of Seller (including without limitation termination and severance pay, and accrued benefits and compensation); Employee Benefit Plans (as defined in Section 2.7 below) or other employee benefits, environmental matters; agreements with sales representatives; obligations or policies; judgments; product warranty claims; product liability claims; and contractual claims. Seller shall be liable for all claims (except for warranty claims less than $10,000 in the aggregate, pursuant to Section 1.5(b) (iii)) arising from Relays shipped by Seller on or before the Closing Date and Seller shall be entitled to receive payment from its customers for such shipped Relays. Seller shall be liable for all costs and expenses relating to or arising from the presence of any Hazardous Material (defined below) present before or after the Closing Date at, in or under any real property now or previously owned, leased or used by Seller (including, without limitation, the Premises), and for any violations of Environmental Laws by Seller, and Buyer reserves all of its rights, including those under CERCLA (defined below), to seek reimbursement of any such costs or expenses; provided, however, that Buyer shall not be reimbursed (and Seller shall have no liability) for damages, costs and liabilities directly caused by and applicable to the Buyer's negligence or the negligence of any employee or agent of the Buyer.

         Section 1.6. Transfer of Title. All right, title and interest of all Purchased Assets shall transfer to and vest in Buyer as of the Closing Date.

         Section 1.7. Allocation of Consideration. The Purchase Price has been agreed upon by the parties and the values assigned to the various assets which constitute the Purchased Assets and to the covenant not to compete are listed on Exhibit E attached hereto. The parties agree to furnish each other and the Internal Revenue Service with such applicable information as may be required by
Section 1060 of the Internal Revenue Code or the Regulations thereunder and to cooperate in the completion and timely filing of IRS Form 8594 (Asset Acquisition Statement).

                                    ARTICLE 2

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         Seller represents, warrants and covenants to Buyer as follows:

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

         Section 2.1. Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with its principal place of business at Wayne, New Jersey, and CD Mexico is a corporation duly organized, validly existing, and in good standing under the laws of Mexico. Seller and CD Mexico each have all requisite corporate power and authority to own, lease and operate their respective properties now owned or leased by them and to carry on the Business as presently conducted. Neither the character of the Purchased Assets nor the nature of the Business transacted by the Seller make the licensing or qualification of Seller as a corporation necessary in any state or jurisdiction other than those states and jurisdictions identified on Schedule 2.1 and Seller is duly qualified to do business and in good standing as a corporation in each of the jurisdictions identified on Schedule 2.1.

         Section 2.2. Financial Statements. A copy of the statement of income, of the Business as of and for the fiscal years ended August 31, 1996, and August 31,1997 (the "Financial Statements") has been provided by Seller to Buyer. The Financial Statements are in accordance with the books and records of Seller, have been prepared in conformity with GAAP applied on a basis consistent throughout such periods and consistent with prior periods, and, except as set forth in Schedule 2.2, present fairly the financial condition of the Business as of the dates indicated and the results of operations and changes in financial position for the periods then ended. Seller has also provided to Buyer copies of the interim statement of income of the Business as of and for each month-end during the current fiscal year to and including June 30, 1998, in each case prepared internally by Seller (collectively, the "Interim Financial Statements"). The Interim Financial Statements are in accordance with the books and records of Seller, have been prepared in conformity with GAAP applied on a basis consistent with similar statements for prior periods, and, except as set forth in Schedule 2.2, present fairly the financial condition of the Business as of the dates indicated and its results of operations and changes in financial position for the periods then ended. The Financial Statements and Interim Financial Statements accurately reflect all transactions and obligations between Seller and CD Mexico relating to the Business.

         Section 2.3. Absence of Undisclosed Liabilities, Accounts Payable. Except as expressly disclosed or reserved against on the most recent balance sheet included in the Interim Financial Statements or as specifically set forth in Schedule 2.3, neither Seller nor CD Mexico have any debts, liabilities or obligations of any material nature relating to or arising out of the Business, whether accrued, absolute, contingent or otherwise, whether due or to become due, including without limitation guarantees, liabilities or obligations on account of taxes, other governmental charges, duties, penalties, interest or fines, other than current liabilities for trade payables incurred in the ordinary and usual course of business since the date of the most recent balance sheet included in the Interim Financial Statements.

         Section 2.4. Taxes. Except as disclosed in Schedule 2.4: (i) Seller and CD Mexico have filed all federal, state, local and foreign tax returns when and as Seller or CD Mexico has been or is required by law to file and such returns are true and correct in all material respects; (ii) Seller and CD Mexico have paid, and will pay for all periods ending on or before the Closing Date and the Final Delivery Date, respectively, all taxes and assessments when and as the same shall be due and payable, including without limitation income, excise, value added, unemployment, social security, occupation, franchise, property, sales and use taxes and all penalties and interest in respect thereof; (iii) Seller and CD Mexico have withheld and paid over, and will withhold and pay over for all periods ending on or before the Closing Date and the Final Delivery Date, respectively, all federal, state, local and foreign withholdings required by law; and (iv) no tax incentive, abatement or other similar credit exists which in any way relates to the Purchased Assets, the Business, or the employees of Seller or CD Mexico which contains provisions for the repayment of any tax benefit.

         Section 2.5. Absence of Certain Changes or Events. Except as disclosed in Schedule 2.5, since August 31, 1997: (i) the Business has been conducted in the ordinary and usual course; and (ii) Seller has maintained complete records and books of account for the Business in a manner that fairly and accurately reflects Seller's transactions, assets and liabilities in accordance with GAAP. Except as set forth in Schedule 2.5, since August 31, 1997, there has been no adverse change in Seller's condition, financial or otherwise, the Purchased Assets or in the Business which is not reflected in the Interim Financial Statements.

         Section 2.6. Employee Relations. Seller has identified on Schedule 2.6-1 all of the employees of CD Mexico engaged exclusively in the Business ("Employees") which for each listed individual gives his or her salary or wage rate and fringe benefits and, for each Employee, his or her position. All Employees are employed by CD Mexico. Except as disclosed in Schedule 2.6-2: (i) there is not now in existence or threatened, nor has there been at any time, since January 1, 1995, any strike, slowdown, work stoppage, or organizational effort at CD Mexico, its premises at Blvd. Benito Juarez KM 5.5, Mexicali, Baja CFA, Mexico (the "Premises") or relating to the Business; (ii) there is not now in existence or threatened, nor has there been at any time in the prior four years any grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination or sexual harassment, or other employment dispute of any nature, pending or threatened, against Seller or CD Mexico by any Employees; (iii) CD Mexico is, and during all applicable limitation periods has been, in compliance with all applicable federal, state, local and foreign laws, executive orders and regulations respecting employment and employment practices, terms and conditions of employment, occupational health and safety, wages and hours; (iv) CD Mexico is not a party to any written or oral, express or implied, collective bargaining agreement, union agreement or other contract, agreement or arrangement with respect to the Business with any labor union or any other similar arrangement that is not terminable at will by CD Mexico without cost, liability or penalty and Seller has no knowledge of any current union organizing activity; (v) CD Mexico is not a party to any written or oral, express or implied, contract, agreement or arrangement with any of CD Mexico's present or former officers, employees or consultants engaged in the Business with respect to length, duration or conditions of employment (or the termination thereof), salaries, bonuses, percentage compensation, deferred compensation or any other form of remuneration which is not terminable at will by CD Mexico without cost, liability or penalty; and (vi) there is no pending or threatened claim against CD Mexico for violation of any contract, agreement or arrangement described in (iv) or (v) above, nor is there any factual basis upon which a claim could be sustained. A copy of each employee policy manual and handbook provided to or governing the Employees is attached as Schedule 2.6-3. No Employee of the Business has notified CD Mexico or Seller of an intention to terminate employment (including, without limitation, as a result of the transaction contemplated in this Agreement) with CD Mexico.

         Section 2.7. Employee Benefit Plans.

                  (a) Set forth in Schedule 2.7 is an accurate and complete list of all Employee Benefit Plans (as defined below) established, maintained or contributed to by Seller or CD Mexico applicable to any Employees and former employees of the Business. The term "Employee Benefit Plan" shall include all employee benefit plans within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any Mexican law or regulation (including, without limitation, the Mexican Social Security law and the Mexican Retirement Fund System (SAR)), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA or any Mexican law, and also shall include, without limitation, any nonqualified deferred compensation plans, employee benefit plans for former employees, any employment arrangement, and any other pension, stock, vacation, disability or other benefit plan, policy or arrangement, whether or not covered by ERISA or any Mexican law, whether written or oral, whether funded or unfunded, covering Employees or former employees of the Seller.

                  (b) Seller has delivered or caused to be delivered or made available to Buyer or its counsel true and complete copies of (i) all Employee Benefit Plans established, maintained or contributed to by the Seller or CD Mexico relating to the Business, together with all amendments thereto including those which will become effective at a later date, and (ii) the most recent Summary Plan Description (plus all subsequent Summaries of Material Modification) for each such Employee Benefit Plan.

         Section 2.8. Owned and Leased Personal Property; Real Property.
Schedule 2.8 identifies all assets relating exclusively to the Business which are leased by Seller or CD Mexico (collectively the "Leased Property"). Except as disclosed on Schedule 2.8, neither Seller nor any other party is in default under the terms of any lease with respect to Leased Property, and all such leases are in full force and effect. Schedule 2.8 includes an attached copy of each such written lease or a description of each such oral lease. Schedule 2.8-1 describes all tangible personal property that Seller or CD Mexico uses or possesses with respect to the Business but does not own or lease, and all personal property that Seller owns or leases but does not possess and, in the latter case, gives the location of the property. All assets relating exclusively to the Business which Seller owns or which Seller or CD Mexico lease is, and will be on the Closing Date, in possession of CD Mexico at the Premises or at the location specified on Schedule 2.8-1. Except as disclosed on Schedule 2.8 or
Schedule 2.8-1, all of the Purchased Assets and all Leased Property are in good-operating condition and repair and, in the case of inventory, in good, salable condition. Except as discussed in the Side Agreement between the parties, dated July 24, 1998, which is incorporated herein by reference, all inventory, work in process and raw materials meet, and have been tested in accordance with, the specifications and procedures used by CD Mexico immediately prior to the date of this Agreement.

         Except as set forth on Schedule 2.8-2, no tangible or intangible property other than the Purchased Assets and the Leased Property will be needed by Buyer to manufacture and sell the Relays after the Closing in the manner in which the Business was operated immediately prior to the Closing.

         Schedule 2.8-2, attached hereto, describes assets which do not relate exclusively to the Business, but are used in connection with and material to the Business.

         Except as identified on Schedule 2.8 the Business is not operated from any real property or premises and does not now and has not during the preceding twelve (12) months operated from any real property or premises, other than the Premises and the locations specified on Schedule 2.8.

         Section 2.9. Litigation. Except as set forth in Schedule 2.9, there is no suit, action, proceeding (legal, administrative, arbitration or otherwise), claim, investigation or inquiry (by an administrative agency, governmental body or otherwise) pending or, to the knowledge of Seller, threatened against Seller or CD Mexico which (i) relates directly to the Business or the Purchased Assets (excluding those which relate generally to Seller or CD Mexico and their assets, but do not or will not materially adversely effect the Purchased Assets or the Business) or (ii) prevents or might impair the transaction contemplated by this Agreement. Except for the claim referenced in Schedule 2.9, Seller knows of no factual basis upon which any such suit, action, proceeding, claim, investigation or inquiry could reasonably likely be sustained. There is no outstanding judgment, order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against Seller or its Affiliates and affecting the Purchased Assets or business prospects of the Business, except as disclosed in Schedule 2.9.

         Section 2.10. No Conflict with Other Instruments or Proceedings. Except as disclosed in Schedule 2.10, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:
(i) result in the breach of any of the terms or conditions of, or constitute a default under, the respective Articles of Incorporation or the Bylaws of Seller or CD Mexico or any contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license or other instrument or obligation of Seller or CD Mexico respectively and to which Seller or CD Mexico is now a party or by which Seller or CD Mexico or any of Seller's or CD Mexico's properties or assets may be bound or affected; or (ii) violate any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body. All consents, approvals or authorizations of, or declarations, filings or registrations with, any third parties or governmental or regulatory authorities required of Seller or CD Mexico in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement are set forth in Schedule 2.10. Seller or CD Mexico shall obtain or make, as applicable, all such consents, approvals, authorizations, declaration, filings and registrations before the Closing Date.

         Section 2.11. Authorization and Enforceability; Power of Attorney. Seller has full capacity, power and authority to enter into this Agreement and all ancillary agreements and to carry out the transactions contemplated by this Agreement, and this Agreement and all ancillary agreements are binding upon Seller and are enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors as well as general principles of equity (regardless of whether such enforceability in considered in an action at law or in a suit in equity). Neither Seller nor CD Mexico has given any power of attorney or equivalent authority which relate to or encompass the Business or Purchased Assets to any person (except officers of CDE and CD Mexico or attorneys representing CD Mexico), firm or corporation for any purpose whatsoever.

         Section 2.12. Ownership of Assets. Seller owns the Purchased Assets free and clear of all liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except Permitted Encumbrances and those liens, charges, pledges, security interests and encumbrances existing on the date hereof as set forth in Schedule 2.12, all of which (other than Permitted Encumbrances) shall be discharged by Seller at or before the Closing.

         Section 2.13. Material Contracts; Terms of Sale. Schedule 2.13 contains a list of (i) all customers of the Business; (ii) the ten (10) largest suppliers of the Business, by dollar volume of purchases; (iii) a list of all other contracts (including without limitation product sales or service documentation), leases and other obligations of Seller relating exclusively to the Business which involve amounts greater than $10,000 or with a term of greater than two
(2) years; and (iv) any contract relating to the Business out of the ordinary and usual course of business (collectively, the "Material Contracts"). Except as disclosed in Schedule 2.13, all of the Material Contracts are valid and enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other similar laws affecting the rights and remedies of creditors as well as general principles of equity, and Seller and CD Mexico and all other parties to each of the Material Contracts have performed in all respects all obligations required to be performed prior to the date hereof in connection therewith. Except as disclosed in Schedule 2.13, neither Seller nor any other party is in default or in arrears (except payment obligations of any such party which are not more than thirty (30) days past due) under the terms of any of the Material Contracts, and no condition exists or event has occurred that, with the giving of notice or the lapse of time or both, would constitute a default under any of them. Except for Buyer, no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such, for the purchase from Seller or CD Mexico of any of the Purchased Assets (except the sale of inventory in the ordinary course of business). Schedule 2.13-1, attached hereto, includes Seller's standard terms of sale for the sale and servicing of all Relays. All contracts, agreements, and understandings with suppliers to the Business of raw materials, parts, sub-assemblies or finished Relays are on a purchase order by purchase order basis and, except for existing purchase orders, are terminable at will by Seller.

         Section 2.14. Intellectual Property. Schedule 2.14 describes all patents, patent applications, inventions upon which patent applications have not yet been filed, service marks, trade names, trademarks, logos and registrations and applications relating thereto, copyrighted works and copyright registrations and applications that Seller or any Affiliate of Seller owns, possesses or uses relating to the Business, and, unless otherwise indicated in Schedule 2.14, Buyer will own the entire right, title and interest in and to the same on the Closing Date, free and clear of all claims, liens, licenses, sublicenses, charges or encumbrances. There is no infringement or unlawful use by any person or entity of any such patents, service marks, trade names, trademarks, logos or copyrights. Except as set forth in Schedule 2.14, neither Seller nor any of Seller's Affiliates have infringed or unlawfully used the patents, service marks, trade names, trademarks, logos, copyrights or other proprietary rights of any other person or entity. Schedule
2.14 also sets forth a list of all licenses (including without limitation relating to technology, know-how or procedures) that were granted to Seller or its Affiliates by others or to others by Seller or its Affiliates relating to the Business. No patents, patent applications, service marks, trade names, trademarks, logos, trademark registrations or applications, copyrighted works, copyright registrations or applications or grants of licenses set forth in
Schedule 2.14 are subject to any pending or, to the knowledge of Seller, threatened, claim or challenge, and, to the knowledge of Seller, there is no valid basis for sustaining any claim or challenge. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know how," and other like data of Seller or its Affiliates relating to the Business are in such form and of such quality that Buyer can (assuming Buyer is as capable as Seller), following the Closing, design, produce, manufacture, assemble and sell the Relays and provide the services heretofore provided by the Business in a manner that meets the applicable specifications and conforms with the quality standards heretofore met by Seller and CD Mexico. Except for the licenses and rights listed in Schedule 2.14, neither Seller nor its Affiliates of Seller require a license or other proprietary right to operate the Business or to manufacture or sell the Relays or perform any services associated with the Purchased Assets or the Business.

         Section 2.15. Environmental Matters. For purposes of this Section 2.15:
(i) "Seller" shall mean Seller, CD Mexico and each current, prior or subsequent owner or operator of the Premises or any other location at which the Business has been operated prior to the Closing Date; (ii) "Environmental Law" shall mean any foreign, federal, state or local law (including common law), statute, regulation, ordinance, published guideline or standard, or order, or agreement or consent order to which Seller is or has been party, including a permit issued pursuant to any of the foregoing, related to air quality, water quality, solid waste management, hazardous or toxic substances or the protection of public health, natural resources or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and comparable foreign laws and regulations (collectively, "CERCLA"); and (iii) the term "Hazardous Material" shall mean any hazardous substances as defined by CERCLA, petroleum or any petroleum derivative or by-product, and any pollutant, contaminant, solid waste or hazardous or toxic waste or substance which is defined or regulated as such by any Environmental Law.

                  (a) Except as set forth in Schedule 2.15, the Business and the Purchased Assets are presently and at all times has been in compliance with all applicable Environmental Laws;

                  (b) Except as set forth on Schedule 2.15, there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, or other proceedings pending or to the knowledge of Seller threatened, relating to the ownership, use, maintenance or operation of the Purchased Assets under any Environmental Law, nor is there any agreement or consent order to which the Business is a party in relation to any environmental matter, nor is any such agreement or order necessary for the continued compliance by the Business with any Environmental Law. In addition, except as set forth in Schedule 2.15, there are no investigations or inquiries pending or to the knowledge of Seller threatened relating to the Business or the ownership, use, maintenance or operation of the Purchased Assets under any Environmental Law; and

                  (c) Except as described on Schedule 2.15, the operations of the Business or any employees, agents or contractors of Seller or any Affiliate of Seller have not caused and will not cause: (i) environmental contamination of any of the Purchased Assets; or (ii) any other condition that could give rise to a claim against Buyer under any Environmental Law. Except as described on Schedule 2.15, to the knowledge of Seller, all such personal property is free of environmental contamination.

         Section 2.16. Brokers' Fees. Seller has not incurred any liability for brokers' fees, finders' fees, agents' commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any transaction contemplated by this Agreement.

         Section 2.17. Customers and Suppliers. Except as set forth on Schedule 2.17, there has not been any material adverse change in the business relationship of Seller or CD Mexico with any customer or supplier listed on
Schedule 2.13, nor, to the knowledge of Seller, could an adverse change be reasonably anticipated as a result of the consummation of the transactions contemplated by this Agreement. Except as disclosed in Schedule 2.17, all orders and commitments relating to the Business and to be assumed by Buyer hereunder were made in the ordinary and usual course of business. Except as disclosed on
Schedule 2.17, there are no pending or, to the knowledge of Seller threatened claims against Seller or CD Mexico in excess of $2000 individually and $10,000 in the aggregate, to return Relays or to require repairs or replacement to Relays sold or services rendered, by reason of alleged over shipments, defective Relays or services or otherwise.

         Section 2.18. Product Liabilities and Warranties. There are no express or implied warranties or guaranties applicable to Relays sold by Seller or CD Mexico, except as disclosed on Schedule 2.18. Except as disclosed on Schedule 2.18, there is no action, suit, proceeding or claim pending or, to the knowledge of Seller, threatened against Seller or CD Mexico with respect to Relays sold or services provided by Seller or CD Mexico under any warranty or guaranty, express or implied, and, to the knowledge of Seller, there is no basis upon which any claim is reasonably likely to be sustained. Schedule 2.18 also summarizes all product liability and tort claims within the last five (5) years and all warranty claims during the last three (3) years that have been asserted against Seller or its Affiliates with respect to the Business or Relays sold or services provided. All Relays being purchased by Buyer, pursuant to Section 1.1(b) or hereafter as Slow Moving Inventory satisfy all express or implied warranties or guaranties applicable to Relays sold by Seller or CD Mexico as of the date of this Agreement.

         Section 2.19. Permits and Licenses. All permits, licenses, registrations, orders and other authority necessary or appropriate for Seller or CD Mexico to operate the Purchased Assets and

Leased Property, to remove the Purchased Assets and Leased Property from Mexico to the United States without restriction, duty, fee or tax to Buyer at the Closing or anytime within twelve (12) months thereafter and to carry on the Business as presently conducted are identified on Schedule 2.19, and are in full force and effect (except as disclosed in Schedule 2.19), and have been complied with by Seller and CD Mexico in all material respects. All fees and charges incident to those permits, licenses, orders and approvals have been fully paid and are current, and, to the knowledge of Seller, no suspension or cancellation of any such permit, license, order, or approval has been threatened or is reasonably likely to result by reason of the transactions contemplated by this Agreement.

         Section 2.20. Compliance with Law and Other Regulations. Except as set forth on Schedule 2.20, Seller and CD Mexico are in material compliance with all foreign, federal, state and local laws, statutes, regulations, ordinances, policy, guideline and standard relating directly to the Business, the Relays, the Purchased Assets and the Leased Property. Except as set forth on Schedule 2.20, neither Seller nor CD Mexico is subject to and, to Seller's knowledge, neither Seller nor CD Mexico has been threatened with, any fine, penalty, liability or disability as the result of a failure to comply with any requirement of foreign, federal, state and local law, statute, regulation, ordinance, policy, guideline or standard relating directly to the Business, the Relays, the Purchased Assets, the Leased Property or any requirement of any governmental body or agency having jurisdiction over Seller or CD Mexico and which relates to the Business, the Relays, the Purchased Assets or the Leased Property. There are no outstanding work orders relating to the Purchased Assets, the Leased Property or the Business from or required by any police or fire department, sanitation, health or factory authorities or from any foreign, federal, state or local department or authority or any matters under discussion with any such departments or authorities relating to work orders.

         Section 2.21. Seller Relationships, Intercompany Agreements and Transactions. Seller and CD Mexico are the only entities of Seller and its Affiliates which are involved in the Business. Except as disclosed on Schedule 2.21, all Relays are manufactured by CD Mexico at the Premises and are all sold to Seller. Seller sells all Relays to non-Affiliates. Schedule 2.21 also sets forth a description of (i) all income and expenses allocated or charged to the Business by the Seller or any Affiliate (defined below) of the Seller and (ii) each agreement, contract and understanding between the Seller and Seller's Affiliates which is material to the Business or which has resulted in or may result in the payment of $25,000 thereunder. "Affiliate" means any person or entity which now or hereafter directly or indirectly controls, or is under common control with, or is controlled by, any party to this Agreement.

         Section 2.22. Customs or Port-of-Entry Registrations. Each of the specific Purchased Assets and each of the units of Leased Property which Buyer is assuming which have been registered or duly reported to appropriate Mexican customs officials or which have been listed with port-of-entry officials are so designated on Schedule 2.22 with concomitant dates and numbers. All of the Purchased Assets and each of the units of Leased Property which Buyer is assuming which are required to have been registered, reported or listed with Mexican government officials have been so registered, reported or listed. All valuations of the Purchased Assets and each of the units of Leased Property which Buyer is assuming were at all times, are now and will be in compliance with

Mexican and U.S. laws and regulations. Seller and CD Mexico each have all registrations, permits, licenses, orders and other authority necessary or appropriate for the exportation of the Purchased Assets and each of the units of Leased Property which Buyer is assuming to the United States, and such registrations, permits, licenses, orders and authorizations are valid for at least twelve (12) months after the Closing Date and are transferrable to Buyer without governmental approval or consent.

         Section 2.23. Accuracy of Statements. No representation or warranty made by Seller in this Agreement, the disclosure schedules, or any statement, certificate or schedule furnished, or to be furnished, to Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not materially misleading. The foregoing representations, warranties and covenants shall be deemed to be made by Seller and CD Mexico as of the date of this Agreement, again as of the Closing Date and again as of the Final Delivery Date.

         Section 2.24. Representatives, Distributors and Sales Agents. Schedule
2.24 contains a complete list of representatives, distributors and sales agents for the Business, together with commissions to become due to each for the order backlog being transferred to the Buyer. All of those listed on Schedule 2.24 are representatives, distributors or sales agents for Seller. Except for the commissions set forth on Schedule 2.24, all commissions relating to the Business and payable by Seller as of the date hereof are, and all commissions payable by Seller as of the Closing Date shall have been paid by Seller. A form of agreement with such representatives and sales agents of the Business has been provided to Buyer, and represents in all material respects the terms of agreement between Seller and the representatives and sales agents for the Business.

                                    ARTICLE 3

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents, warrants and covenants to Seller as follows:

         Section 3.1. Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

         Section 3.2. Authorization and Enforceability. Buyer has full capacity, power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and this Agreement and all ancillary agreements are binding upon Buyer and are enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors as well as general principles of equity (regardless of whether such enforceability in considered in an action at law or in a suit in equity).

         Section 3.3. Brokers' Fees. Buyer has not incurred any liability for brokers' fees, finders' fees, agents' commissions, financial advisory fees or other similar forms of compensation in connection with this Agreement or any transaction contemplated by this Agreement, except for a finder's fee to Donald Dangott which the Buyer will pay.

         Section 3.4. No Conflict with Other Instruments or Proceedings. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not : (i) result in the breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or the Bylaws of Buyer; or (ii) violate any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body. No consents, approvals, or authorizations of, or declarations, filings or registrations with, any third parties or governmental or regulatory authorities are required of Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

         Section 3.5. Accuracy of Statements. No representation or warranty made by Buyer in this Agreement, or any statement, certificate or schedule furnished, or to be furnished, to Seller pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. The foregoing representations, warranties and covenants shall be deemed to be made as of the date of this Agreement, again as of the Closing Date.

                                    ARTICLE 4

                                     CLOSING

         Section 4.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place in the offices of Parker, Poe, Adams & Bernstein L.L.P., at 10:00 a.m., local time, on July 24, 1998, or at such other place, time and date as the parties may agree (the "Closing Date").

         Section 4.2. Closing Obligations of Seller. At the Closing, Seller shall deliver to Buyer:

                  (a) Executed bills of sale, endorsements, assignments and such other instruments of transfer as are sufficient, in the judgment of Buyer and its counsel, to vest in Buyer ownership of the Purchased Assets (as contemplated by this Agreement), free and clear of any and all claims, liens, security interests, encumbrances, charges, obligations and other restrictions, other than Permitted Encumbrances;

                  (b) All records and other documents to be acquired by Buyer pursuant to this Agreement;

                  (c) The Seller's certificate described in Section 6.3 of this Agreement;

                  (d) The opinion of Schoenberg, Fisher, Newman & Rosenberg, counsel to Seller, as described in Section 6.6 of this Agreement;

                  (e) A certified copy of resolutions of Seller's Board of Directors authorizing the consummation of the transactions contemplated by this Agreement; and

                  (f) Physical possession of the tangible Purchased Assets (except finished inventory) at the locations and as set forth on
         Schedule 2.8. Physical possession of finished inventory shall be transferred from Seller to Buyer at a location in the United States agreed to by the parties.

In addition to the documents and other items specifically described above, Seller shall execute and deliver other instruments at the Closing as described in Articles 6 and 7 of this Agreement.

         Section 4.3. Closing Obligations of Buyer. At the Closing, Buyer shall deliver to Seller:

                  (a) The Pre-Closing Value, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by Seller to Buyer; and

                  (b) The certificate of Buyer described in Section 7.3 of this Agreement;

                  (c) A certified copy of resolutions of Buyer's Board of Directors authorizing the consummation of the transactions contemplated by this Agreement.

                  (d) The opinion of Parker, Poe, Adams & Bernstein LLP, counsel to Buyer, as described in Section 7.7 of this Agreement;

In addition to the documents and other items specifically described above, Buyer shall also execute and deliver other instruments at the Closing as described in Articles 6 and 7 of this Agreement.

         Section 4.4. Obligations of Final Delivery Date. On the Final Delivery Date, the following transfers shall be made:

                  (a) Seller shall deliver physical possession in the United States of any Remaining Assets and other assets of the Buyer.

         Section 4.5. Further Documents or Necessary Action. Seller agree to take all such further reasonable actions on or after the Closing Date and on or after the Final Delivery Date as Buyer may deem to be reasonably necessary, desirable or appropriate to effectuate the transactions contemplated in this Agreement.

                                    ARTICLE 5

                                    COVENANTS

         Seller agrees with Buyer, and Buyer agrees with Seller to the following covenants, each of which shall survive the Closing Date pursuant to their terms:

         Section 5.1. Conduct of Business. During the period from the date of this Agreement to the Closing Date, Seller and CD Mexico shall act, and shall conduct the Business, in the ordinary and usual course and maintain Seller's and CD Mexico's records and books of account for the Business in a manner that fairly and accurately reflects the transactions, assets, liabilities, income and expense, in accordance with GAAP. Seller and CD Mexico shall maintain and preserve intact the Business in accordance with past practices and sound business practices, preserve the present goodwill of the Business with all persons having business dealings with the Business, comply with all laws applicable to Seller or CD Mexico, the Purchased Assets and the Business, and continue to meet its obligations and liabilities. Without limiting the foregoing, Seller agrees that from the date of this Agreement to the Closing Date, Seller and CD Mexico shall not without the written consent of Buyer:

                  (a) entertain, enter into or continue any negotiations, discussions or agreements with anyone other than Buyer contemplating or respecting the acquisition by such other person or entity of all or part of the Seller, CD Mexico, the Purchased Assets or the Business, whatever the form such purchase transaction may contemplate;

                  (b) take any action that would interfere with or prevent performance of this Agreement; and

                  (c) do or suffer to be done any act or event described in
         Section 2.5 of this Agreement or otherwise engage in any activity or enter into any transaction that would be inconsistent in any respect with any of the representations, warranties or covenants of Seller set forth in this Agreement, as if those representations, warranties and covenants were made after the activity or transaction and all references to the date of this Agreement were deemed to be the later date.

         Section 5.2. Access. During the period from the date of this Agreement to the Closing Date, Seller shall give Buyer and its designated representatives access, after reasonable prior notice from Buyer, to the buildings, offices, records and any and all other records of the Seller or CD Mexico, for the purpose of conducting an investigation of the Purchased Assets, the Leased Property, litigation and all other matters relating to the Business; provided, however, that the investigation shall be conducted in a manner that does not unreasonably interfere with the normal operations and employee relationships of the Business. Subject to the foregoing, Seller and CD Mexico shall cause their officers and other employees to assist Buyer in making such investigation and shall cause the accountants (both internal and independent), officers and other employees and representatives of Seller or CD Mexico to be available to, cooperate with, and assist Buyer. During such investigation, Buyer shall have the right to make copies, at Buyer's expense, of such records, files, tax returns and other materials relating to the Business as Buyer may reasonably deem advisable at Buyer's expense. Seller shall respond fully to all reasonable inquiries.

         Section 5.3. Sales and Miscellaneous Taxes. Seller shall pay (whether prior to or after the Final Delivery Date) all sales, value added, use or transfer taxes, tariffs or duties imposed by any governmental entity from either Mexico or the United States arising out of, or incurred in connection with, the purchase and sale of the Purchased Assets, the assignment to Buyer of any Leased Property or other Assumed Liabilities, the transportation and exportation of the Purchased Assets or any Leased Property being assigned to Buyer from time to time to the United States, and this transaction generally. Seller represents that no bulk sales or similar notice or notices are required by virtue of the transaction contemplated by this Agreement. Seller shall reimburse, indemnify and hold harmless Buyer from and against any and all loss, cost, damage, claim or expense (including reasonable attorneys' fees) which Buyer may sustain by reason of either party's or any other entity's failure to comply with any bulk transfer or bulk sales laws or similar laws of any governmental jurisdiction within the United States or Mexico.

         Section 5.4. Investigation by Buyer. Notwithstanding any other provision of this Agreement, no investigation by Buyer or its employees, attorneys, independent accountants, business consultants or other representatives or agents shall affect in any manner the representations, warranties or covenants of Seller set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or Buyer's right to rely thereon, and those representations, warranties and covenants shall survive the investigation; provided, if Buyer has actual knowledge, through documentary evidence of Seller or CD Mexico, that a representation or warranty of Seller is untrue as of the date such representation or warranty is made, Buyer's right to rely on such representation or warranty shall be limited by the information in such documentary evidence.

         Section 5.5. Seller Assistance. Seller and its Affiliates shall obtain all consents and approvals necessary to sell and transfer the Purchased Assets and assign the Assumed Liabilities to Buyer in accordance with the terms of this Agreement, and bring about the satisfaction of the conditions required to be performed, fulfilled and complied with by Seller and its Affiliates pursuant to this Agreement and take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and its Affiliates shall, to the extent requested, cooperate with and assist Buyer in obtaining all licenses, permits and the authorizations required to be obtained by Buyer in connection with the ownership of the Purchased Assets and operation of the Business, which licenses, permits and authorizations are not included in the Purchased Assets.

         Section 5.6. Employees and Employee Benefit Plans. Buyer shall not be required to employ or pay any compensation to any employee of Seller who is engaged in the Business. To the extent Buyer, in its discretion, offers employment to any employees of Seller engaged in the Business, (i) Seller shall nevertheless unilaterally terminate such employee from Seller's employ, prior to Buyer employing such person and shall pay such employee all amounts due to him/her in accordance with applicable law and (ii) Buyer shall be responsible thereafter for its employment of such individual from the date Buyer employs the individual. Seller and CD Mexico shall protect and perform any obligation (contractual, governmental or otherwise) in connection with any of Seller's or CD Mexico's employees who are or may become adversely affected by virtue of the transactions to be performed under this Agreement (including, without limitation, termination from Seller's or CD Mexico's employment). Seller and CD Mexico will continue to maintain responsibility for and comply with any applicable Mexican and United States laws and regulations following the Closing Date and the Final Delivery Date with respect to its Employees and former employees (including, without limitation, any Employee Benefit Plans, requirements for continuation of coverage, termination, compensation and otherwise). Buyer shall not assume nor in any way be liable for any aspect relating to Seller's or CD Mexico's employment matters including, without limitation, Employee Benefit Plans or for any other obligations of Seller or CD Mexico to Employees or former employees of Seller and CD Mexico. Seller and CD Mexico shall retain all liability and responsibility for its employment matters including, without limitation, Employees Benefit Plans and all other obligations of Seller or CD Mexico to Employees and former employees of Seller or CD Mexico. Without limiting Seller's indemnity obligations otherwise contained in this Agreement, Seller shall indemnify Buyer, pursuant to Section 8.1 (d), for the matters contained in this Section 5.6.

         Section 5.7. Notice to Vendors and Customers. Seller will provide reasonable cooperation with Buyer in notifying in writing, after the Closing, all vendors and customers of Seller or CD Mexico relating to the Business as may be reasonably requested by Buyer. This obligation includes the issuance of a press release to be made in the discretion of Buyer.

         Section 5.8. Post-Closing Operations. Buyer and Seller agree as follows with respect to certain activities after the Closing Date:

                  (i) Although all Purchased Assets, shall be sold and title shall vest in Buyer on the Closing Date, Buyer shall deposit with Seller certain items of the Purchased Assets and certain Leased Property assigned to Buyer (the "Remaining Assets"), pursuant to a Deposit Agreement, to be dated, executed and delivered as of the Closing Date, the form of which is attached hereto as Exhibit F (the "Deposit Agreement"). Buyer may also, from time to time, deliver to Seller certain other materials, parts and sub-assemblies which Buyer will own. Buyer and Seller acknowledge that Seller will provide the Remaining Assets and other materials, parts and sub-assemblies to CD Mexico at the Premises. Neither Seller nor CD Mexico shall remove the Remaining Assets and other assets of Buyer from the Premises without the prior written instruction of Buyer. Buyer shall instruct Seller to remove all of the Remaining Assets and other assets of Buyer from the Premises by the end of twelve (12) months after the Closing Date unless Buyer and Seller shall otherwise hereafter agree in writing on a different date, and in the event Buyer fails to instruct Seller to remove same, Buyer shall pay Seller $100 per day for each day such failure continues. "Final Delivery Date" means the date of possession of the Remaining Assets and other assets of Buyer are delivered to Buyer in the United States in accordance with this Agreement.

                  (ii) From the Closing Date until the Final Delivery Date, or earlier if Buyer so instructs Seller, Seller agrees to manufacture Relays for Buyer and ship Relays to customers of Buyer. Buyer will pay Seller an amount equal to CD Mexico's Standard Hours (defined below) as follows: (i) each week for Relays shipped and accepted during the previous week, and (ii) for work in process remaining at the Final Delivery Date within fifteen (15) days after the Final Delivery date for the Relays and all services under this Section 5.8. In no event will Seller have any obligation to manufacture or ship Relays after the twelve (12) month period set forth above unless Buyer and Seller shall otherwise hereafter agree in writing. "Standard Hours" means $9.00 per standard man-hour for work performed in manufacturing the Relays, as set forth in more detail in Schedule 5.8, attached hereto. For example, if the standard man-hours for manufacturing a Relay is .025, the cost of a finished Relay shall be $.225. Also, the parties recognize that some of the Purchased Assets will be work in process and Schedule 5.8 sets forth a description of the standard man hours for manufacturing Relays from various stages of production.

                  (iii) After the Closing, Seller shall provide Buyer copies of packing lists on a daily basis. In addition, Seller shall provide Buyer a written report at least every two (2) weeks informing Buyer of all Relays manufactured and shipped, inventory levels of finished Relays, the status of work in process, and the amount of materials, parts and sub-assemblies in inventory in order to permit Buyer to monitor activities of Seller and invoice for Relays shipped. Seller will provide, upon the request of Buyer from time to time, information available to Seller or its Affiliates relating to the activities under this Article V. Buyer will order, purchase and supply all materials, parts and sub-assemblies for Seller's use in producing Relays for Buyer during this period, and Seller shall reasonably cooperate with Seller in this regard (including without limitation, keeping Buyer effectively informed of Seller's need for such materials, parts and sub-assemblies so Seller can timely produce and deliver the quantity of Relays ordered by Buyer).

                  (iv) Buyer shall notify Seller from time to time of the type and quantity of Relay ordered and the shipment date and Seller also agrees to manufacture and ship such Relays based on standard lead times, but Seller also agrees to use reasonable efforts to meet shorter delivery dates. Seller shall manufacture and test all Relays in accordance with the specifications and procedures used by CD Mexico immediately prior to the date of this Agreement and with good workmanship and materials. CII can request modifications to those specifications and procedures in accordance with specific customer requests. CDE shall have the right to reject the specifications and procedures that CII requests for good cause (including that requested performance is at or beyond the product design capability) or to request that the parties negotiate different specification.

                  (v) Seller agrees to disconnect and tag the Remaining Assets and other assets of Buyer, at the request of Buyer in preparation for the Final Delivery Date. Seller shall have primary responsibility for disconnecting, packaging and moving the Remaining Assets, and all other assets of Buyer at the Premises. Seller will load the Remaining Assets and other assets of Buyer onto trucks and/or trailers provided by or on behalf of Buyer. Seller will not be responsible for the costs of shipping or insurance. Seller shall, nevertheless, be responsible for the exportation of the Remaining Assets and other assets of Buyer to the United States and Seller shall be responsible for all sales, value added, use or transfer taxes, tariffs or duties as set forth under Section 5.3. Seller shall deliver to Buyer all manuals and instructions that Seller or its Affiliates have for the Remaining Assets and other assets of Buyer.

                  (vi) Buyer shall have the right from time to time to inspect the Premises, the Remaining Assets and other assets of Buyer, the Relays and the materials, parts and sub-assemblies upon reasonable prior notice from time to time. Buyer shall also have the right to oversee and inspect, to the extent reasonable, any disconnecting, packaging and loading of the Remaining Assets, the Relays, parts and sub-assemblies, and any other assets of Buyer at the Premises.

                  (vii) After the Closing Date and through the Final Delivery Date, Seller agrees to perform customary day-to-day maintenance and ordinary repair of the Remaining Assets, in accordance with industry standards, at Seller's expense, ordinary wear and tear excepted. Seller shall also be responsible for any damage to the Remaining Assets and other assets of Buyer at the Premises due to the willful misconduct or negligence of Seller or its Affiliates. Seller shall have no obligation to perform maintenance or repairs after the Final Delivery Date, but shall continue to be bound by its representations and warranties made in this Agreement.

                  (viii) Seller shall not sell to Buyer as part of the Purchased Assets and shall not ship to Buyer or its customers as part of this
         Section 5.8 any Relays which do not meet the product warranty provided by Seller to Buyer in Section 5.8(iv). Seller shall be responsible for any Relays which do not meet the product warranty provided by Seller to Buyer in Section 5.8(iv) (including, without limitation, the disposal of such Relays) and shall indemnify Buyer, its Affiliates and their respective employees, representatives, officers, shareholders directors and agents pursuant to this Agreement.

         Section 5.9. Delivery of Property Received After Closing. From and after the Closing, Seller or Buyer, as the case may be, shall within fifteen
(15) days after receipt transfer to the other party, any cash or other property received by such party or its Affiliates which are properly for the account of the other party.

         Section 5.10. Competition. For a period of five (5) years after the Closing Date, Seller, CD Mexico and Seller's Affiliates shall not, in any manner, directly or indirectly, on its behalf or as an agent of, on behalf of, or in conjunction with any other person, firm or corporation, or as a partner of any partnership, or as a shareholder of any corporation, own, manage, acquire, operate, control or participate in the ownership, management, operation or control of, or have any financial interest in, any person, firm, business, corporation, or other organization that designs, manufactures, services sells or represents for sale any relays (a "Competitor") within the Territory. "Territory" means the United States, Canada and Mexico; the United States and Canada; and the United States.

Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Seller from acquiring not more than five percent (5%) of the outstanding shares of any equity security of a Competitor or an affiliate of a Competitor listed for trading on the New York Stock Exchange, the American Stock Exchange or any other established market or quoted on the National Association of Securities Dealers Automated Quotation System or on the Mexican stock market. In addition, for a five (5) year period after the Closing Date, Seller, CD Mexico and Seller's Affiliates shall not induce any person who is then an employee of Buyer or Electro-Mech, S.A. De C.V., Buyer's Mexican subsidiary to leave employment or directly or indirectly assist any other person or entity in requesting or inducing any such employee to leave Buyer or Electro-Mech, S.A. De C.V., Buyer's Mexican subsidiary, and Seller shall not offer to employ or employ any person who is then an employee of Buyer or Electro-Mech, S.A. De C.V., Buyer's Mexican subsidiary. Buyer shall be entitled (without limitation of any other remedy and without posting bond) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the foregoing covenants. If any court of competent jurisdiction shall at any time deem the foregoing time periods too lengthy, the Territory to broad or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law, the Territory shall be the broadest permissible by law and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances. It is the intent of the parties to protect and preserve the business and goodwill acquired by Buyer and therefore the parties agree and direct that the time period, Territory and scope of the foregoing covenants shall be the maximum permissible duration and size.

         The foregoing provisions of this Section 5.10 shall not prohibit Seller or its Affiliates from acquiring the stock or assets of a company or entity which is engaged, as a part of its business, in the relay business so long as
(i) the relay business (including, without limitation, assets and goodwill) does not account for more than 5% of the value of the overall transaction, (ii) Seller or its Affiliates give Buyer written notice within five (5) business days following such acquisition, and (iii) Buyer shall have the right, exercisable anytime within 120 days after Buyer's receipt of such notice, to acquire all or some of the assets relating to the relay business at a price equal to the purchase price allocated to such relay business assets by Seller (or its Affiliate) and the third party in good faith and in accordance with GAAP. Seller and its Affiliates shall immediately provide Buyer complete information and documentation, and access to books and records, facilities and personnel, as requested by Buyer, to enable Buyer to investigate and evaluate such relay business and Buyer's rights under this Agreement.

         Section 5.11. Confidentiality. Neither Seller nor Buyer shall use or disclose any information obtained from the other for any purpose unrelated to the transactions contemplated by this Agreement, except that neither party shall incur any liability to the other for disclosure of information which:

                  (a) was already know to the recipient party or its Affiliates at the time of its receipt from the other party;

                  (b) had been published or was otherwise within the public domain or was generally known to the public at the time of its disclosure to the recipient party;

                  (c) comes into the public domain without any breach of this Agreement; or

                  (d) becomes known or available to the recipient party or its Affiliates other than from the other party.


         Section 5.12. Sales Representatives. Seller will cooperate, as Buyer may reasonably request, with providing such additional information and communications with all representatives, distributors and sales agents of the Business.

         Section 5.13. Slow Moving Inventory. On the Closing Date, Seller shall consign to Buyer all Slow Moving Inventory. The Slow Moving Inventory shall remain at CD Mexico until Buyer instructs Seller to ship it into the United States. Buyer will pay the cost of shipping and insurance during shipping, but Seller shall be responsible for the exportation of the Slow Moving Inventory. Buyer will be responsible for all sales, value added, use or transfer taxes, tariffs or duties imposed by any governmental entity from either Mexico or the United States arising out of, or incurred in connection with the purchase and sale of the Slow Moving Inventory or the transportation or exportation of the Slow Moving Inventory. Upon Buyer's receipt of the Slow Moving Inventory in the United States, Buyer shall name Seller as an additional insured with respect to such Slow Moving Inventory on Buyer's insurance and provide Seller a certificate of insurance. For a period of eighteen (18) months after the Closing Date, Buyer agrees to pay Seller, according to the formula set forth below, within thirty
(30) days after each quarter for each item of Slow Moving Inventory sold by Buyer to its customers or used by Buyer during such quarter. Buyer will pay Seller for all finished Slow Moving Inventory an amount equal to eighty percent (80%) of the price received from Buyer's customers or Seller's Standard Cost, whichever is less. Within thirty (30) days after each quarter, Buyer will pay Seller for all materials, parts and sub-assemblies which are Slow Moving Inventory and which are used by Buyer an amount equal to the Standard Cost. At the end of the eighteen (18) months after the Closing Date all Slow Moving Inventory which has not been sold or used by Buyer shall be owned by Buyer without charge or cost. Buyer may use the samples and shall not pay for any samples unless it sells them. Buyer will provide Seller quarterly status reports on Slow Moving Inventory. Buyer agrees to act in good-faith with respect to the timing or the sale or use of the Slow Moving Inventory, taking into account market and customer requirements.

         Section 5.14. License of "Cornell-Dubilier" Name and Logo. As of the Closing Date, Seller grants Buyer a non-exclusive, royalty free, world-wide licence to use the name "Cornell-Dubilier" or "Cornell-Dubilier Electronics" and logos and marks (the "Marks"), as now used by Seller in connection with the Relays (or otherwise permitted by CDE in writing), throughout the world in connection with the manufacture, marketing, distribution and sale of Relays. For all Relays or other materials containing a Mark, as of the Closing Date (including without limitation inventory, work in process and Slow Moving Inventory), or hereafter manufactured by Seller or CD Mexico pursuant to Section 5.8, this license shall continue for twenty-four (24) months after the Closing Date in connection with Buyer's resale or use. Buyer agrees to stop having CD Mexico manufacture Relays with any Marks within thirty (30) days after the Closing Date.

         Section 5.15. Sales Representative Commissions. Buyer agrees to pay the five percent (5%) commission on all sales of Relays on order backlog, as specified on Schedule 1.5-1 according to the following procedures. After the Closing Date, Seller shall pay the commissions for Relays on such orders backlog shipped after Closing and notify Buyer in writing of each such payment (and to whom paid and for which shipment). Buyer shall reimburse Seller within ten (10) days the amount of such commission. To the extent Relays covered by such order backlog are delivered after Closing by Seller's supplier in China directly to Buyer, Buyer will provide Seller information on such shipments so Seller may pay the commissions to the sales representatives. Notwithstanding the foregoing, Buyer is not assuming any agreements or obligations with such sales representatives and Buyer is under no obligation to use such sales representatives in Buyer's operation of the Business.

                                    ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         All obligations of Buyer under this Agreement are, except to the extent expressly waived in writing by Buyer, subject to the satisfaction by Seller at or before the Closing of all of the following conditions:

         Section 6.1. Representations and Warranties True at Closing; Investigation. The representations and warranties of Seller contained in this Agreement and in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement, specifically including without limitation the disclosure schedules, shall be true and correct when made and shall be true and correct on the Closing Date as though those representations and warranties were made again on the Closing Date.

         Section 6.2. Performance. Seller and its Affiliates shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by Seller and its Affiliates before or at the Closing.

         Section 6.3. Seller's Certificate. Buyer shall have received a certificate substantially in the form of attached Exhibit G, signed by Seller and dated as of the Closing Date, to the effect that all representations and warranties made in this Agreement by Seller are on the Closing Date true and correct in all respects and that Seller and its Affiliates have performed in all respects the agreements, conditions and covenants undertaken by Seller in this Agreement to be performed on or before the Closing Date.

         Section 6.4. No Adverse Changes. Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, business or operations, financial or otherwise, of the Seller, CD Mexico, the Purchased Assets or the Business, in each case taken as a whole, from the date of this Agreement to the Closing Date.

         Section 6.5. Litigation. On the Closing Date, there shall not be any pending or threatened litigation in any court or any proceedings by or before any governmental commission, board, agency or other instrumentality with a view to seeking, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement, and no investigation by any governmental or other agency shall be pending or threatened that might result in any such litigation or other proceeding.

         Section 6.6. Opinion of Counsel for Seller. Buyer shall have received from Schoenberg, Fisher, Newman & Rosenberg, counsel for Seller, a written opinion dated as of the Closing Date, substantially in the form of attached Exhibit H.

         Section 6.7. Necessary Consents; Notices. All authorizations, consents and approvals shall have been received and shall be in full force and effect from (i) federal, state, local and foreign regulatory bodies and officials that are necessary in the opinion of Buyer for the consummation of the transactions contemplated by this Agreement and (ii) any third parties that are necessary in the opinion of Buyer for the transfer and assignment of any Purchased Assets or Assumed liabilities.

         Section 6.8. Board Approval. Approval of this Agreement and the ancillary documents by the Board of Directors of Buyer.

         Section 6.9. Financing. Buyer's securing financing for the transaction acceptable to Buyer, and Seller providing financial statements relating to the Business which are available to or reasonably obtainable by Seller, as required by the financial institution.

         Section 6.10. Employment Agreements. Execution by Buyer of employment agreements, or other arrangements satisfactory to Buyer, with certain employees of Seller or CD Mexico active in the Business.

         Section 6.11. Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received copies of all such documents (executed or certified, as may be appropriate) as Buyer and its counsel may reasonably request in connection with such transactions.

         Section 6.12. Failure of Conditions. In the event any one of the conditions set forth in this Article 6 shall not have been satisfied on or before the Closing Date, or on or before any date to which closing may be postponed by subclause (c) hereof, Buyer may in its sole discretion:

                  (a) waive such condition;

                  (b) postpone the Closing to a date specified by Buyer but not later than thirty (30) days after the originally selected Closing Date, during which period Seller and Buyer shall use their best efforts to remove any impediments to consummation of the transactions by this Agreement; or

                  (c) if the Closing is postponed pursuant to clause (b) and not completed by the date specified pursuant to clause (b), terminate this Agreement without prejudice to the rights and remedies of the parties hereunder.

                                    ARTICLE 7

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         All obligations of Seller under this Agreement are, except to the extent expressly waived in writing by Seller, subject to the satisfaction by Buyer at or before the Closing of all of the following conditions:

         Section 7.1. Representations and Warranties True at Closing. The representations and warranties of Buyer contained in this Agreement shall be true and correct when made and shall be true and correct on the Closing Date as though the representations and warranties were made again on the Closing Date.

         Section 7.2. Performance. Buyer shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by Buyer before or at the Closing.

         Section 7.3. Certificate of Buyer. Seller shall have received a certificate substantially in the form of attached Exhibit I, signed by Buyer and dated as of the Closing Date, to the effect that all representations and warranties made in this Agreement by Buyer are on the Closing Date true and correct in all respects and that Buyer has performed in all respects the agreements, conditions and covenants undertaken by Buyer in this Agreement to be performed on or prior to the Closing Date.

         Section 7.4. Litigation. On the Closing Date, there shall not be any pending or threatened litigation in any court or any proceedings by or before any governmental commission, board, agency or other instrumentality with a view to seeking, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement, and no investigation by any governmental or other agency shall be pending or threatened that might result in any such litigation or other proceeding.

         Section 7.5. Proceedings Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received copies of all such documents (executed or certified, as may be appropriate) as Seller and its counsel may reasonably request in connection with such transactions.

         Section 7.6. Board Approval. Approval of this Agreement and the ancillary documents by the Board of Directors of Seller.

         Section 7.7. Opinion of Counsel for Buyer. Seller shall have received from counsel for Buyer a written opinion dated as of the Closing Date, substantially in the form of attached Exhibit J.

         Section 7.8. Failure of Conditions. In the event any one or more of the conditions set forth in Article 7 shall not have been satisfied on or before the Closing Date or on or before any date to which the Closing is postponed pursuant to clause (c) hereof, Seller may in its sole discretion:

                  (a) waive such condition;

                  (b) postpone the Closing Date to a date specified by Seller but not later than thirty (30) days after the originally selected Closing Date, during which period Seller and Buyer shall use their best efforts to remove any impediments to consummation of the transactions contemplated by this Agreement; or

                  (c) if the Closing is postponed pursuant to clause (b) and is not completed by the date specified pursuant to clause (b), terminate this Agreement without prejudice to the rights and remedies of the parties hereunder.

                                    ARTICLE 8

                                 INDEMNIFICATION

         Section 8.1. Indemnification by Seller. Subject to the limitations contained in this Article 8, Seller shall defend, indemnify and hold harmless Buyer (which for purposes of this Article 8 shall mean Buyer and its Affiliates, and their respective employees, representatives, officers, shareholders, directors and agents) against and in respect of:

                  (a) Any and all liabilities or obligations of Seller of any nature, whether accrued, absolute, contingent or otherwise, resulting from, arising out of or in any way related to (i) Seller's or CD Mexico's activities, ownership of the Purchased Assets or conduct of the Business on or before the Closing Date, even if imposed upon Buyer as a successor to Seller or any other entity, other than the Assumed Liabilities or (ii) Seller's or CD Mexico's possession of any Remaining Assets or other assets of Buyer after the Closing Date;

                  (b) Any and all loss, cost, damage, liability, obligation, expense and deficiency suffered by Buyer resulting from, arising out of or in any way related to facts, circumstances, or events constituting a misrepresentation, breach of warranty or nonfulfillment of any warranty, representation, covenant, undertaking, condition or agreement by Seller contained in this Agreement or any other document delivered to Buyer in connection with the consummation of the transactions contemplated by this Agreement, regardless of whether the misrepresentation, breach or omission was deliberate, reckless, negligent, innocent or unintentional;

                  (c) Any and all loss, cost, damage, liability, obligation and expense resulting from, arising out of or in any way relating to Seller's or its Affiliates' noncompliance with any applicable bulk sales laws or the foreign equivalent and provisions and from the assertion of claims (excluding Assumed Liabilities) against Buyer by creditors of Seller or its Affiliates with respect to liabilities and obligations of Seller;

                  (d) Any and all loss, cost, damage, liability, obligation and expense resulting from, arising out of or in any way relating to (i) the covenants and obligations of Seller in Section 5.6 or (ii) the operations and activities of CD Mexico after the Closing Date; and

                  (e) Any and all loss, cost, damage, liability, obligation and expense resulting from, arising out of or in any way relating to any finished Relays Purchased by Buyer under this Agreement (whether at the Closing Date or pursuant to Section 5.8), including without limitation claims for breach of warranty, product liability, tort or otherwise.

                  (f) Any and all loss, cost, damage, liability, obligation and expense incurred with respect to any claims, actions, suits, proceedings or assessments arising out of matters described in subsections (a) through (e) above, or the settlement thereof, including without limitation, reasonable legal fees and expenses.

         Section 8.2. Indemnification by Buyer. Subject to the limitations contained in this Article 8, Buyer shall defend, indemnify and hold harmless Seller (which for purposes of this Article shall mean Seller and its affiliates, and their respective employees, representatives, officers, shareholders, directors and agents) against and in respect of:

                  (a) Any and all liabilities or obligations of Buyer of any nature, whether accrued, absolute, contingent or otherwise, resulting from, arising out of or in any way relating to Buyer's ownership of the Purchase Assets or assumption of the Assumed Liabilities or conduct of the Business after the Closing Date, except for the indemnity of Seller in Section 8.1 (e) above;

                  (b) Any and all loss, cost, damage, liability, obligation, expense or deficiency suffered by Seller resulting from, arising out of or relating to facts, circumstances or events constituting a misrepresentation, breach of warranty or nonfulfillment of any warranty, representation, covenant, undertaking, condition or agreement by Buyer contained in this Agreement, or any other document delivered to Seller in connection with the consummation of the transactions contemplated by this Agreement, regardless of whether the misrepresentation, breach or omission was deliberate, reckless, negligent, innocent or unintentional; and

                  (c) Any and all loss, cost, damage, liability, obligation or expense incurred with respect to any claims, actions, suits, proceedings or assessments resulting from, arising out of or relating to matters described in subsections (a) and (b) above, or the settlement thereof, including without limitation, reasonable legal fees and expenses.

         Section 8.3. Environmental Liabilities. For purposes hereof, an "Environmental Liability" shall mean any liability arising under or by reason of any applicable foreign, federal, state or local laws or regulations or common law relating to the protection of the environment or public health (collectively, "Environmental Law"). As between Seller and Buyer, Seller shall be liable for any Environmental Liability (a "Seller Environmental Liability")
(a) related to conditions (whether known or unknown) existing at, in or under any real property now or previously owned, leased or used by Seller or its Affiliates (including without limitation the Premises) prior to or after the Closing Date, and (b) related to the transportation or offsite disposal prior to or after the Closing Date of Hazardous Materials generated by Seller or its Affiliates. Seller shall defend Buyer against, indemnify Buyer for, and hold Buyer harmless from all loss, cost, damage, liability, obligation and expense resulting from, arising out of or relating to any Seller Environmental Liability.

         Section 8.4. Limitations on Indemnification. Except for claims relating to Section 1.5(b)(iii), notwithstanding any other provision of this Agreement or any applicable law, no Indemnified Party will be entitled to make a claim against an Indemnifying Party under Section 8.1 or 8.2 of this Agreement unless and until the aggregate amount of indemnifiable losses incurred under such Section, as the case may be, exceeds $25,000.00 (the "Deductible"), in which event the Indemnified Party will be entitled to make a claim against the Indemnifying Party only to the extent the amount of such aggregate indemnifiable losses exceeds $10,000.00 (the "Threshold"). (For example, if an Indemnified Party has an initial claim of $15,000.00, such Indemnified Party will not be entitled to make a claim because $15,000.00 does not exceed the Deductible ($25,000.00). However, if the same Indemnified Party has a subsequent claim of $30,000.00, such Indemnified Party will be entitled to make a claim because the aggregate amount of indemnifiable losses ($15,000.00 + $30,000.00 = $45,000.00) exceeds the Deductible ($25,000.00), and the extent to which such claim could be made would be $35,000.00 since the aggregate amount of indemnifiable losses ($45,000.00) exceeds the Threshold ($10,000.00) by $35,000.00.) Except with respect to a Seller Environmental Liability and Seller's indemnity obligations under Sections 8.1 (d) through (f) the parties agree as follows: (i) any claim by either party for indemnification which is not asserted by notice given as herein provided within two (2) years after the Final Delivery Date may not be pursued and is hereby irrevocably waived after such time and (ii) neither party shall be liable for indemnity in excess of the Purchase Price.

         Section 8.5. Third Party Claims. The obligation of each party to indemnify the other party under the provisions of this Article with respect to claims resulting from the assertion of liability by those not parties to this Agreement (Including without limitation governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

                  (a) The party seeking indemnification hereunder (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") within 30 days following any assertion of liability by a third party which might give rise to a claim for indemnification, which notice shall state the nature and basis of the assertion and the amount thereof, in each case to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

                  (b) If any action, suit or proceeding (a "Legal Action") is brought against the Indemnified Party with respect to which the Indemnifying Party may have an obligation to indemnify the Indemnified Party, the Legal Action shall be defended by the Indemnifying Party, and such defense shall include all proceedings for appeal or review which counsel for the Indemnified Party shall reasonably deem appropriate.

                  (c) Notwithstanding the provisions of the previous subsection of this Section 8.5, until the Indemnifying Party shall have assumed the defense of any such Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (A) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (B) if the Indemnifying Party fails to provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; (C) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (D) if a judgment against the Indemnified Party will, in the good faith opinion of the Indemnified Party, establish a custom or precedent which will be materially adverse to the best interests of its continuing business, the Indemnifying Party shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

                  (d) In any Legal Action initiated by a third party and defended by the Indemnifying Party (A) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (B) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (C) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Legal Action, and (D) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of the Legal Action.

                  (e) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business, or relief which the Indemnified Party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

         Section 8.6. Claims by Indemnified Party. The Indemnified Party shall notify the Indemnifying Party with reasonable promptness after the discovery of any claim upon which the Indemnified Party will demand indemnification from the Indemnifying Party under this Agreement (other than with respect to third party claims which are addressed in Section 8.5 above). To the extent possible, the notice shall include an itemized accounting of the claim from the Indemnified Party. Within fifteen (15) after receipt of the notice, the Indemnifying Party shall either reimburse the Indemnified Party for the amount of the claim or notify the Indemnified Party of the Indemnifying Party's intent to dispute the claim. If the Indemnifying Party does not notify the Indemnified Party within such fifteen (15) days of its intent to dispute the claim, the Indemnifying Party shall be deemed to have agreed to reimburse the Indemnified Party for the claim.

                                    ARTICLE 9

                                   TERMINATION

         Section 9.1. Termination by Mutual Consent. At any time on or before the Closing Date, this Agreement may be terminated by the mutual written consent of Seller and Buyer without liability on the part of Seller or Buyer or their respective directors, officers or shareholders. If the Agreement is terminated pursuant to this Section, the Agreement shall become null and void and shall be without effect.

         Section 9.2. Termination Based Upon Failure of Conditions. This Agreement may be terminated pursuant to Sections 6.12 or 7.8.

                                   ARTICLE 10

                                     GENERAL

         Section 10.1. Risk of Loss. The risk of loss or destruction of, or damage to, the Purchased Assets shall be on Seller at all times before the Closing Date.

         Section 10.2. Application of and Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by any party to this Agreement in Articles 2 and 3 above shall survive the Closing Date (and any investigation at any time made by or on behalf of any party before or after the Closing) and each of the covenants in this Agreement shall survive the Closing Date according to their terms. Any and all representations, warranties and covenants relating to CD Mexico or an Affiliate of Seller shall be deemed representations, warranties and covenants of Seller, and any breach or failure to perform by CD Mexico or any Affiliate of Seller shall, for purposes of this Agreement, be deemed a breach and failure to perform by Seller.

         Section 10.3. Binding Effect; Benefits; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and permitted assigns of Seller and Buyer. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated in this Agreement. Seller shall not assign this Agreement, or any of its rights or obligations under this Agreement, to any other person, firm or corporation without the prior written consent of Buyer.

         Section 10.4. Knowledge; Definition of "Ordinary and Usual Course". For purposes of this Agreement, an activity will be deemed to be in the "ordinary and usual course of business" or "ordinary and usual course" if the activity is performed: (i) in accordance with the customary business practices and usages of trade prevailing in the industry or industries in which Seller operates the Business; or (ii) in accordance with Seller's historical and customary practices with respect to the activity. Any representation, warranty or statement referring to the "knowledge of" or "known" by Seller shall include any information contained or known by Seller's Affiliates (including without limitation CD Mexico).

         Section 10.5. Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered, mailed by certified or registered mail (postage prepaid), shipped and receipted by express courier service (charges prepaid), mailed first class (postage prepaid), or transmitted by telecopier or similar facsimile transmitter:

                  (a)      If to Buyer:

                           Communications Instruments, Inc.
                           1396 Charlotte Highway
                           Fairview, North Carolina  28730
                           (facsimile:  (704) 628-1439)

                           Attention: Ramzi Dabbagh, Chairman and CEO


                           with a copy to:

                           Parker, Poe, Adams & Bernstein L.L.P.
                           First Union Capitol Center
                           150 Fayetteville Street Mall, Suite 1400
                           Raleigh, North Carolina  27602
                           (facsimile:  (919) 834-4564)

                           Attention:  John J. Butler, Esq.

                  (b)      If to Seller:

                           Cornell-Dubilier Electronics, Inc.
                           1700 Route 23
                           Wayne, New Jersey 07470
                           (facsimile: 973-694-8873)

                           Attention:  Ed Brino, Chief Financial Officer

                           with a copy to:

                           Schoenberg, Fisher, Newman & Rosenberg
                           Suite 2100
                           222 South Riverside Place
                           Chicago, IL 60606-6101
                           (facsimile: 312-648-1212)

                           Attention:  Richard Perlman, Esq.

Any party may change its address or telecopier number by prior written notice to the other party.

         Section 10.6. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and the counterparts shall together constitute one and the same instrument.

         Section 10.7. Expenses. Buyer and Seller shall pay their own respective expenses, costs and fees (including without limitation attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

         Section 10.8. Entire Agreement. All exhibits and schedules referenced herein are incorporated herein by reference. This Agreement, the exhibits and schedules to this Agreement (including the disclosure schedules), and the agreements referred to in this Agreement set forth the entire agreement and understanding of Seller and Buyer in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter of this Agreement.

         Section 10.9. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by Seller and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall not affect the right of that party at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of the condition or of any breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

         Section 10.10. Severability. Any provision, or clause thereof, of this Agreement that shall be found to be contrary to applicable law or otherwise unenforceable shall not affect the remaining terms of this Agreement, which shall be construed as if the unenforceable provision, or clause thereof, were absent from this Agreement.

         Section 10.11. Headings. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or otherwise modify any of the terms or provisions of this Agreement.

         Section 10.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, excluding its conflict of law principles.

         Section 10.13. Choice of Forum, Venue, and Consent to Jurisdiction. Except as provided below in this Section, and with respect to an action instituted by Buyer for equitable relief, including, without limitation, an action for temporary or permanent injunctive relief, Buyer and Seller agree that the General Courts of Justice of the State of North Carolina and the United States District Courts for the Western District of North Carolina shall constitute the exclusive forums for the adjudication of any and all disputes or controversies arising out of or relating to this Agreement. Seller consents to the exercise of jurisdiction over it by such courts with respect to any such dispute or controversy, and Seller waives any objection to the assertion or exercise by such courts of such jurisdiction. Notwithstanding the foregoing, Buyer may elect to implead, join or add Seller as a third-party defendant in any legal action (in any forum) brought by a third party against Buyer if such legal action, or Buyer's defenses or other rights, arises out of or in any manner relates to the parties' obligations under this Agreement. Seller consents to the exercise of jurisdiction over it by such courts with respect to any such dispute or controversy, and Seller waives any objection to the assertion or exercise by such courts of such jurisdiction.



                            [SIGNATURES ON NEXT PAGE]

         Signed as of the day and year first written above.


                                         COMMUNICATIONS INSTRUMENTS, INC.,
                                         a North Carolina corporation

                                         By:
                                            -------------------------------
                                            Its: Chairman & CEO
                                                ---------------------------

                                                                    "Buyer"



                                         CORNELL-DUBILIER ELECTRONICS, INC.,
                                         a Delaware corporation

                                         By:
                                            -------------------------------
                                            Its:
                                                ---------------------------

                                                                       "CDE"